Exhibit 10.12

ADJUSTABLE RATE PROMISSORY NOTE

$400,000.00	Carson, California
September 1, 2010

1.            MAKER'S PROMISE TO PAY

For value received, Assured Pharmacy, Inc., a Nevada corporation, hereinafter ("Maker"), promises to pay to the order of H.D. Smith Wholesale Drug Company, Inc., a Delaware corporation, its successors or assigns ("Holder"), at 1370 E. Victoria Ave., Carson, CA 90746, or at such other address as the Holder hereof may from time to time in writing designate, at the times specified below, in lawful money of the United States of America, the principal sum of Four Hundred Thousand Dollars ($400,000.00), together with interest thereon as set forth below:

2.           INTEREST

Interest shall accrue on the unpaid principal balance in an amount equal to three percent (3.0%) over the current prime rate quoted in the Wall Street Journal on the date hereof, and shall be adjusted quarterly, based upon this formula, on the first days of December, March, June, and September thereafter.

3.            PAYMENTS

Commencing on October 1, 2010, Maker shall make eight (8) consecutive monthly payments of $5,000.00 each, principal and interest.  Commencing on June 1, 2011, Maker shall make eight (8) consecutive monthly payments of $10,000.00 each, principal and interest.  Commencing on February 1, 2012, Maker shall make seven (7) consecutive monthly payments of $15,000.00 each.  On September 1, 2012, Maker shall make a final payment consisting of the unpaid principal balance of this Note, and accrued interest thereon.

4.            DEMAND/DEFAULT

Upon the occurrence of any of the following "Events of Default", at the option of the Holder, all sums of principal and interest on this Note shall be immediately due and payable, without presentment, protest, notice of protest, notice of nonpayment or dishonor, or other notices or demands of any kind whatsoever, all of which are hereby expressly waived by Maker: (a) failure of Maker to pay any installment when due under this Note; (b) filing by or against the Maker of a petition in bankruptcy or for relief under any bankruptcy or similar laws or for a receiver for Maker or any property thereof; (c) attachment, seizure, foreclosure or sequestration of or with respect to any property of the Maker or, (d) upon Maker's breach of any other written agreement entered into between Maker and Holder.   Upon any demand or Event of Default, Maker shall pay to Holder all costs and expenses of collection, including, without limitation, reasonable attorneys' fees and legal costs incurred or paid by Holder on account of such collection, whether or not suit is instituted.  Failure by the Holder hereof to declare a default shall not constitute a waiver of any subsequent default.  Acceptance of payment in arrears shall not waive or affect the right to accelerate this Note.  After acceleration of the indebtedness evidenced by this Note, such indebtedness shall continue to bear interest at the rate set forth herein.  All remedies of Holder under this Note are cumulative and in addition to any other remedies provided for by law or in equity, and may, to the extent permitted by law, be exercised separately and the exercise of any one remedy shall not be deemed to be an election of such remedy only, to the exclusion of all others.

5.           NOTICE

Any notice, demand or other communication under this Note shall be in writing and shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or upon receipt if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Maker at:                         Assured Pharmacy, Inc.
2595 Dallas Parkway, Suite 206
Frisco, TX 75034
Attn: Brett Cormier

To Holder at:                        H.D. Smith Wholesale Drug Co.
1370 E. Victoria Avenue
Carson, CA 90746
Attn:  Rick Del Rio

Holder or Maker may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth in this paragraph.

6.           MISCELLANEOUS PROVISIONS

Time is of the essence of all of the obligations of Maker under this Note.

Maker may prepay principal, in whole or in part, at any time and from time to time, without penalty.

Performance of Maker under this note is secured by a Stock Pledge Agreement, of even date herewith, a copy of which, marked Exhibit "A", is attached hereto and incorporated herein by this reference.  Should any provision or provisions of this Note be invalid or unenforceable under governing law, all other provisions of this Note shall nevertheless remain enforceable in accordance with their terms.

This Note shall constitute a contract under the laws of the State of California and is to be governed by and construed in accordance with the laws of said state.

Maker: ASSURED PHARMACY, INC.	Holder: H. D. SMITH WHOLESALE DRUG CO., INC.

By: /s/ Robert Delvecchio	By: /s/ Chris Smith
Robert Delvecchio, its CEO	Chris Smith, President